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                                                                    Exhibit 99.1


                            VINEYARD NATIONAL BANCORP

                       Vineyard National Bancorp Declares
     5% Stock Dividend and Increases Stock Repurchase Program By $5 Million

Rancho Cucamonga, CA. (December 23, 2003) -- Vineyard National Bancorp (NASDAQ:VNBC) announced today that its Board of Directors has declared a 5% stock dividend to be issued January 26, 2004, to shareholders of record on January 12, 2004, in addition to increasing its stock repurchase program by an additional $5 million.

The Company's Chief Executive Officer, Norman Morales, stated that "The Company's continued implementation of its strategic plan has produced record operating results this past year, with our full-year results due in late January 2004. We are extremely fortunate to be able to attract relationship driven personnel and support their client's needs. With our recently concluded capital raising efforts, we are well positioned for continued growth into the New Year. The Board of Directors wishes to acknowledge our shareholders with this stock dividend, and looks forward to continued support in the future."

Each shareholder will receive five additional shares of Vineyard National Bancorp common stock for every 100 shares currently owned. A cash payment will be made in lieu of fractional shares. Following the dividend, the Company will have approximately 3.1 million shares outstanding. The Company also has outstanding Series B Noncumulative Convertible Preferred Stock, which if converted, would add an additional 865,000 shares to the common shares outstanding.

The Company also announced an increase to its stock repurchase program in the amount of $5 million. In July 2002, the Company adopted a stock repurchase program in the initial amount of $2 million, an amount which has been acquired in the open market over the past one and one-half years and the corresponding common stock now held as treasury shares. The repurchase of any or all such shares authorized for repurchase will be dependent on management's assessment of market conditions. The shares repurchased by the Company under the stock repurchase program are to be held as treasury shares.

Vineyard National Bancorp operates Vineyard Bank, a community bank located in the Inland Empire region of Southern California. The Bank operates nine full-service branches located in Rancho Cucamonga, Blue Jay, Chino, Corona, Crestline, Diamond Bar, Irwindale, La Verne, and Manhattan Beach, in addition to loan production offices in Irvine, San Diego and Beverly Hills. Shares of the Company's common stock are traded on the NASDAQ National Market System under the ticker symbol VNBC.

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This press release contains forward-looking statements as referenced in the
Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Shareholder Relations

9590 Foothill Boulevard, Rancho Cucamonga, California 91730

Shareholderinfo@vineyardbank.com

Tel: (909) 581-1668  Fax: (909) 278-0041